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Regional Safety Recall Issued for Certain 2012-16 Model Year Ford and Lincoln Vehicles to Replace Side Door Latches

DEARBORN, Mich., Aug. 4, 2016 – Ford Motor Company is issuing a regional safety recall in North America for approximately 830,000 2013-15 Ford C-MAX, 2013-15 Ford Escape, 2012-15 Ford Focus, 2015 Ford Mustang and Lincoln MKC, and 2014-16 Ford Transit Connect vehicles sold or ever registered in certain states to replace side door latches.

In the affected vehicles, the pawl spring tab in the side door latch could break. This condition typically will prevent the door from latching. In certain situations where the door is able to be closed, the door may unlatch while driving, increasing the risk of injury.

Because the rate of reports is higher for vehicles in states with higher ambient temperatures and solar loading, this recall is focused primarily in Alabama, Arkansas, Arizona, California, Florida, Georgia, Hawaii, Louisiana, Mississippi, New Mexico, Nevada, Oklahoma, Texas, Utah, Oregon and Washington.

Ford has identified one reported accident and one reported injury that may be related to this issue.

Affected vehicles include those built:

•	2013-15 C-MAX – Michigan Assembly Plant, April 19, 2012 to Jan. 31, 2015

•	2013-15 Escape – Louisville Assembly Plant, Oct. 19, 2011 to Jan. 31, 2015

•	2012-15 Focus – Michigan Assembly Plant, Aug. 1, 2010 to Jan. 31, 2015

•	2015 Lincoln MKC – Louisville Assembly Plant, Dec. 4, 2013 to Jan. 31, 2015

•	2015 Mustang – Flat Rock Assembly Plant, May 28, 2014 to April 30, 2015

•	2014-16 Transit Connect – Valencia Assembly Plant, Aug. 9, 2013 to Feb. 1, 2016

The approximately 828,053 vehicles affected include 766,682 in the United States and federalized territories and 61,371 in Mexico.

Dealers will replace side door latches at no cost to the customer. In addition, Ford will launch a corresponding customer satisfaction program for vehicles outside the scope of this recall. If a vehicle exhibits a broken door latch, Ford will provide a one-time replacement at no charge for the life of the vehicle.

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About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 201,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford aggressively is pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

Contact:	Elizabeth Weigandt
313.845.4147
eweigand@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.